Exhibit 99.1

Tesoro Corporation Announces New Petrochemical Feedstock Project

SAN ANTONIO - July 21, 2014 - Tesoro Corporation (NYSE:TSO) today announced plans to produce petrochemical feedstock in its U.S. West Coast refining system.  The Company intends to gather intermediate feedstock, primarily reformate, from its West Coast refining system for xylene extraction at Anacortes, Washington.  The initial investment, estimated to be around $400 million, is designed to recover up to 15,000 barrels per day of mixed xylene.  The mixed xylene will mainly be exported to Asia and is used to make polyester fibers and films for clothing, food packaging and beverage containers.

The global xylene market is growing about 5% to 7% annually, primarily driven by demand in Asia.  Tesoro is well positioned as a supplier based on existing logistics and operating cost advantages.  “This attractive diversification of Tesoro’s product mix supports our goals of enhancing our gross margin and investing in high return capital projects”, said Greg Goff, Tesoro’s President and Chief Executive Officer.

The project is expected to generate competitive returns similar to other strategic capital projects delivered by Tesoro in recent years. Startup of the new facilities is expected to be in 2017, subject to permitting and the approval process.  A final investment decision is expected by year-end 2014.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which include a 35% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

This earnings release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning our expectations regarding the estimated cost and timing of the project, anticipated volumes of mixed xylene to be recovered, export of mixed xylene produced and growth rate of the global xylene market. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702